Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and

Fiscal 2016 Operating Results

July 15, 2016	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2016. For the three months ended May 31, 2016, total sales decreased $878,946, or 22.8%, to $2,978,735 from $3,857,681 in the three months ended May 31, 2015. Net loss was $465,434, or $(0.16) per fully diluted share, for the three months ended May 31, 2016 as compared to net income of $92,759, or $0.03 per fully diluted share, for the three months ended May 31, 2015.

For the fiscal year ended May 31, 2016, total sales decreased $1,383,738, or 10.6%, to $11,685,353 from $13,069,091 in the fiscal year ended May 31, 2015. Net loss was $1,514,189, or $(0.51) per fully diluted share, for the fiscal year ended May 31, 2016 as compared to net loss of $93,669, or $(0.03) per fully diluted share, for the fiscal year ended May 31, 2015.

The focus of Balancer segment sales throughout the world is on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets of North America, Asia and Europe. Balancer segment sales decreased $309,685, or 14.2%, to $1,874,050 for the three months ended May 31, 2016 compared to $2,183,735 for the three months ended May 31, 2015. Balancer segment sales decreased $887,490, or 11.3%, to $6,962,746 for the fiscal year ended May 31, 2016 compared to $7,850,236 for the fiscal year ended May 31, 2015. The decreases in both periods are primarily attributed to a significant decline in sales into China and other parts of Asia and North America, offset in part by increased sales into Europe.

The Measurement segment product line consists of SMS® and Lasercheck® laser-based surface microroughness measurement systems, Acuity® laser-based distance measurement and dimensional sizing laser sensors, and Xact® ultrasonic-based remote tank monitoring products. Total Measurement segment sales decreased $569,261, or 34.0%, to $1,104,685 for the three months ended May 31, 2016 compared to $1,673,946 for the three months ended May 31, 2015. Measurement segment sales decreased $496,248, or 9.5%, to $4,722,607 for the fiscal year ended May 31, 2016 compared to $5,218,855 for the fiscal year ended May 31, 2015. Net sales and gross margin for the fiscal year ended May 31, 2015 included the sales of two CASI machines, which were not repeated in fiscal 2016. These decreases in both periods are primarily due to decreased sales in our SMS product line, offset in part by increased sales in our Acuity product line.

Gross margin for the three months ended May 31, 2016 decreased to 36.4% as compared to 45.9% for the three months ended May 31, 2015. Gross margin for the fiscal year ended May 31, 2016 decreased to 41.7% as compared to 47.0% for the fiscal year May 31, 2015. The overall decrease in gross margin in the three months and fiscal year ended May 31, 2016 compared to the three months and fiscal year ended May 31, 2015 is primarily influenced by shifts in product sales mix.

Operating expenses decreased $117,654, or 7.1%, to $1,551,185 for the three months ended May 31, 2016 as compared to $1,668,839 for the three months ended May 31, 2015. General, administrative and sales expenses decreased $92,411, or 5.8%, to $1,490,948 for the three months ended May 31, 2016 as compared to $1,583,359 for the same period in the prior year due to decreases in sales commissions and administrative payroll expenses partially offset by increases in general office and other administrative expenses. In addition, research and development expenses decreased $25,243, or 29.5%, for the three months ended May 31, 2016 as compared to the same period in the prior year.

Operating expenses increased $98,613, or 1.6%, to $6,303,769 for the fiscal year ended May 31, 2016 as compared to $6,205,156 for the fiscal year ended May 31, 2015. General, administrative and sales expenses increased $189,246, or

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

3.2%, to $6,016,097 for the fiscal year ended May 31, 2016 as compared to $5,826,851 the same period in the prior year due to increases in sales commissions, salaries and related payroll expense in the early part of the fiscal year and increases in general office and utilities costs offset by a reduction in depreciation expense. This increase was offset by a decrease in spending of $90,633, or 24.0%, for research and development for fiscal year 2016 as compared to the same period in the prior year.

“This fiscal year has been disappointing for several of our product lines and geographical markets. The economic circumstances in North America, China and the other Asia markets are impacting the timing of purchasing decisions for our customers, which caused a slowdown in SBS orders shipped and a significant reduction in SMS sales. The strengthening dollar has continued to negatively impact our non-domestic sales,” commented David M. Hudson, President and CEO of Schmitt Industries. “Sales in our Acuity product line, though, were strong, with the product line posting an increase in revenues of approximately 20% over the prior fiscal year,” Hudson concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by David M. Hudson, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to continue to accelerate growth in sales of the Xact® tank monitoring system and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash levels which may not be sufficient to fund future growth, the ability to obtain financing if needed to fund operations or growth through commercial loans or capital fund raising at terms acceptable to the Company and its shareholders, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2016	May 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$988,686	$1,795,654
Accounts receivable, net	2,099,082	2,660,426
Inventories	4,727,977	4,557,567
Prepaid expenses	132,230	153,970
Income taxes receivable	8,432	1,029

	7,956,407	9,168,646

Property and equipment, net	965,452	1,110,878

Other assets
Intangible assets, net	712,881	824,411

TOTAL ASSETS	$9,634,740	$11,103,935

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$877,167	$834,002
Accrued commissions	273,147	284,944
Accrued payroll liabilities	148,823	140,872
Other accrued liabilities	331,563	355,513

Total current liabilities	1,630,700	1,615,331

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at May 31, 2016 and 2015	10,569,522	10,511,324
Accumulated other comprehensive loss	(394,518)	(366,945)
Accumulated deficit	(2,170,964)	(655,775)

Total stockholders’ equity	8,004,040	9,488,604

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,634,740	$11,103,935

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND FISCAL YEAR ENDED MAY 31, 2016 AND 2015

(UNAUDITED)

	Three Months Ended		Fiscal Years Ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Net sales	$2,978,735	$3,857,681	$11,685,353	13,069,091
Cost of sales	1,893,703	2,085,091	6,818,058	6,928,394

Gross profit	1,085,032	1,772,590	4,867,295	6,140,697

Operating expenses:
General, administration and sales	1,490,948	1,583,359	6,016,097	5,826,851
Research and development	60,237	85,480	287,672	378,305

Total operating expenses	1,551,185	1,668,839	6,303,769	6,205,156

Operating income (loss)	(466,153)	103,751	(1,436,474)	(64,459)
Other income (loss), net	415	(7,942)	(58,713)	(19,123)

Income (loss) before income taxes	(465,738)	95,809	(1,495,187)	(83,582)
Provision (benefit) for income taxes	(304)	3,050	20,002	10,087

Net income (loss)	$(465,434)	$92,759	$(1,515,189)	$(93,669)

Net income (loss) per common share, basic	$(0.16)	$0.03	$(0.51)	$(0.03)

Weighted average number of common shares, basic	2,995,910	2,995,910	2,995,910	2,995,910

Net income (loss) per common share, diluted	$(0.16)	$0.03	$(0.51)	$(0.03)

Weighted average number of common shares, diluted	2,995,910	2,995,910	2,995,910	2,995,910